Exhibit 99.1

Press Release	Source: Lantronix

Lantronix Reaches Preliminary Settlement With SEC Regional Staff
Tuesday June 27, 6:52 pm ET

IRVINE, Calif., June 27, 2006 (PRIMEZONE) -- Lantronix, Inc. (NasdaqSC:LTRX - News), a leader in device networking and data center management technologies, announced today that it has reached an agreement in principle with the regional staff of the Securities and Exchange Commission (``SEC'') regarding the terms of a settlement that the regional staff has agreed to recommend to the SEC. The proposed agreement, under which the Company will not admit or deny any wrongdoing, will, if approved by the Commission, fully resolve all claims against the Company relating to the formal investigation that the SEC commenced in July 2002 relating to the Company's restatement of its financial results announced in May and June 2002. The proposed settlement includes the following principal terms:

    --   The Company will agree to a cease and desist order from future violations of securities laws;
    --   The Company will not be required to pay any monetary penalties; and
    --   The Company will agree to cooperate with the Commission on any further proceedings in connection with its investigation.

About Lantronix

Lantronix, Inc. (NasdaqSC:LTRX - News) provides technology solutions that deliver Net Intelligence(tm), helping businesses remotely manage network infrastructure equipment and rapidly network-enable their physical electronic devices. Lantronix connectivity solutions securely link a company's electronic assets through the network, allow access to business-critical data within each device and convert that data into actionable information. With this new intelligence, companies can achieve greater efficiencies, reduce resource consumption and proactively transform the way they do business. The leader in device networking and secure remote management solutions, Lantronix was founded in 1989 and has its worldwide headquarters in Irvine, California. For more information, visit http://www.lantronix.com.

Lantronix is a registered trademark of Lantronix, Inc. All other trademarks are properties of their respective owners.

The Lantronix logo is available at http://www.primezone.com/newsroom/prs/?pkgid=1735

This news release contains forward-looking statements. These forward-looking statements are based on current management expectations and are subject to risks and uncertainties that could cause actual reported results and outcomes to differ materially from those expressed in the forward-looking statements. For a more detailed discussion of these and other risks and uncertainties, see the company's recent SEC filings, including its Form 10-Q for the fiscal quarter ended March 31, 2006.

Contact:
Lantronix
Jim Kerrigan, CFO
(949) 453-3990

The Piacente Group
Brandi Piacente, Investor Relations
(212) 481-2050
brandi@tpg-ir.com